                                                                    EXHIBIT 99.1


(NABORS INDUSTRIES LTD. LOGO)                                       NEWS RELEASE


      JACK WEXLER TO RETIRE FROM NABORS BOARD AND BECOME DIRECTOR EMERITUS

BRIDGETOWN, BARBADOS, MARCH 1, 2005, Nabors Industries Ltd. today announced that Jack Wexler, a director of Nabors since 1987, is retiring as an active member of the Nabors Board. In honor of his long-standing and critical contribution to the success of Nabors he is being named a Director Emeritus. Mr. Wexler has been serving as Chairman of the Compensation Committee and also a member of the Executive, Audit, and Governance and Nominating Committees for many years. Outside of Nabors, Mr. Wexler has been an international business consultant to exporting and petroleum service companies since his retirement from Exxon in 1983. During his career with Exxon and various affiliates he served in numerous senior staff and executive management positions in the United States and the Far East.

Gene Isenberg, Nabors' Chairman and CEO commented on Mr. Wexler's retirement:
"It is with mixed emotions that I greet Jack's decision to retire from active service as a Director of Nabors. Jack's counsel and leadership over the last 18 years has been invaluable to me and the success of Nabors. He has been the Director I most often relied upon for advice on not only strategic, but also day-to-day issues. Jack's input has been steady and reasoned throughout what has been some of the most exciting and challenging times of our history. I am delighted that we are able to recognize his importance by naming him a Director Emeritus of Nabors Industries Ltd."

The Nabors companies own and operate almost 600 land drilling and approximately 900 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platform rigs, 19 jack-up units, and three barge rigs in the United States and multiple international markets. Nabors markets 31 marine transportation and support vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call our corporate headquarters in St. Michael, Barbados at
(246) 421-9471 or via email at dan.mclachlin@nabors.com.